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PRESS RELEASE

CONTACT:   William R. Williams, President and CEO
           Grand Central Financial Corp.
           Phone: (330) 532-1517


            GRAND CENTRAL FINANCIAL CORP. TO REPURCHASE COMMON STOCK

Wellsville, Ohio - (October 25, 2001) - Grand Central Financial Corp. (NASDAQ Small Cap: GCFC), the holding company for Central Federal Savings and Loan Association of Wellsville, Wellsville, Ohio, has announced its intention to repurchase up to 87,492 shares of its common stock.

William R. Williams, President and Chief Executive Officer of Grand Central Financial Corp. said that the Company has been authorized by its Board of Directors to repurchase up to 5% of the Company's 1,749,831 outstanding shares during the next six months.

Mr. Williams commented, "We believe that the repurchase of the shares will enhance shareholder value as such repurchases have the effect of increasing the earnings per share and the book value of the remaining shares outstanding. The last trade of common stock on October 24, 2001 was at approximately 92% of its tangible book value which was at $10.41 per share (as of September 30, 2001). Based on this we believe that the repurchase of our shares is an excellent long-term investment."

The repurchases will be made in open-market transactions, subject to the availability of stock.

Grand Central Financial Corp. completed its initial public offering of common stock in connection with the conversion of Central Federal Savings and Loan Association of Wellsville from a federally chartered mutual savings and loan association to the federally chartered stock savings and loan association, on December 30, 1998. In the conversion, Grand Central sold 1,938,871 shares at $10.00 per share, raising $19,388,710 in gross proceeds.

Central Federal Savings and Loan Association of Wellsville is headquartered in Wellsville, Ohio and operates through its home office and its full service branch in Columbiana County in Eastern Ohio.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.